Exhibit 9.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Acergy S.A. (a Luxembourg company) and its subsidiaries (the “Company”) File Nos. 333-74321, 333-124983 and 333-124997 on Form S-8 and File No. 333-86288 on Form F-3 and Form F-3/A of our reports dated February 18, 2009 relating to the financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F/A of the Company for the year ended November 30, 2008.

/s/ Deloitte LLP

Deloitte LLP
London, United Kingdom
November 23, 2009